Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson/Marian Briggs
Chief Financial Officer	(612) 455-1745/(612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES EXPANDS RELATIONSHIP WITH MIRADA SOLUTIONS AND

LAUNCHES DISTRIBUTION PARTNERSHIP WITH MEDICSIGHT

Agreements Extend Reach of Advanced Visualization Capabilities for Oncology

MINNEAPOLIS — November 23, 2004—Vital Images, Inc. (NASDAQ: VTAL), a leading provider of advanced visualization software, has signed non-exclusive strategic agreements with Mirada Solutions Ltd., based in Oxford, England, and Medicsight, based in London.  The new distribution agreement with Mirada Solutions expands an existing strategic relationship and will offer Vital Images CT visualization tools to Mirada’s oncology customer base.  In the alliance with Medicsight, Vital Images will integrate into its InnerviewGI™ CT colon option and non-exclusively distribute Medicsight’s Colon CAR (computer assisted reader) image analysis software tool to detect colon polyps.

 “These agreements reflect our commitment to providing advanced visualization tools to the oncology community,” said Jay D. Miller, Vital Images president and chief executive officer.  “Software has an important role to play in more effectively diagnosing and treating many cancers, and we are proud to be part of innovations in this field.  We look forward to providing our Vitrea® 2 software to Mirada’s customers.  Further, InnerviewGI is one of our best-selling options, and our customers will recognize the value of Medicsight’s Colon CAR application.”

Mirada Solutions to Offer Vitrea

Through the Mirada Solutions agreement, Vitrea® 2, Vital Images’ advanced visualization software, will be integrated into Mirada’s REVEAL-MVS molecular imaging platform, and Mirada will offer Vitrea to its current and future customers.  The REVEAL-MVS software includes innovative, unique and productive tools for creating, displaying and analyzing molecular images, and is widely used in the field of oncology.

Christian P. Behrenbruch, Ph.D., Mirada Solutions president, said, “Our continuing relationship with Vital Images is important for providing state-of-the-art visualization capabilities to our customers.  Vitrea will be offered in both our clinical platform and our research platform, which is targeted at academic and pharmaceutical research customers.  Over time, we hope our partnership will yield new product offerings combining the best of our talents.”

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Vital Images has been offering Mirada’s Fusion7D™ option through Vitrea since mid-2004.  The two companies first formed an alliance in late 2003 and collaborated to integrate Mirada’s fusion software capabilities into Vitrea.  Mirada is a subsidiary of CTI Molecular Imaging.

Vital Images to Integrate Medicsight’s Colon CAR Capability

In October 2004, Medicsight received FDA approval for its Colon CAR 1.2, an image analysis software tool designed to be used with CT colonography (virtual colonoscopy) to assist radiologists in searching for and measuring potential colorectal polyps.  The software also supports radiologists in accurately reviewing and tracking any polyp growth.

“We are delighted to partner with Vital Images, which has a well-regarded CT colon option and growing customer base,” said Jamshid Dehmeshki, Medicsight chief technology officer.  “We believe our Colon CAR tool will significantly improve the productivity of radiologists reading CT colonography exams.”

Medicsight Colon CAR 1.2 uses the company’s Computer Assisted Reader (CAR) technology to deploy a series of filters against image data derived from CT colonographies.  These filters highlight spherical areas of the image as small as 5 mm which could be potential polyps.  The radiologist is also able to manually highlight any irregularities for closer inspection.  Once suspect polyps are found, the software can precisely identify the boundaries and features, and show them in 3D with a volume measurement, diameters, shape and location.

About CTI and Mirada Solutions

CTI Molecular Imaging, Inc. is a leading supplier of products and services for positron emission tomography (PET), a diagnostic imaging technology used in the detection and treatment of cancer, cardiac disease and neurological disorders.  Additional information is available at:  www.ctimi.com.

Mirada Solutions Limited, a wholly owned subsidiary of CTI Molecular Imaging, is a leading developer of software and analytical tools for medical imaging workstations.  Mirada’s unique products aid in better detection, diagnosis and management of disease through the application of powerful image analysis tools to medical images.  Additional information is available at www.mirada-solutions.com.

About Medicsight

Medicsight is a software development business focused on the medical imaging market. The company is using its core technology to develop automatic detection and analytical tools for clinicians to improve their ability to diagnose and treat disease. Medicsight has initially focused on three key clinical areas - lung cancer, colon cancer, and coronary heart disease - which together account for almost half of all deaths in America.  Medicsight’s software will enable earlier and more accurate detection treatment of suspicious lesions, which can save lives and reduce healthcare costs.

Headquartered in London, Medicsight employs more than 60 people and has offices in the UK, USA and China. Since its inception in 1999, Medicsight has been developing its core algorithms through a team of more than 30 scientists and software developers. For further information, please visit www.medicsight.com.

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Vitrea 2

Vitrea 2 is Vital Images’ advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data.  Vitrea 2 software features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy, and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About Vital Images

Vital Images, headquartered in Minneapolis, Minnesota, is a leading provider of advanced medical imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings advanced visualization and analysis into the day-to-day practice of medicine. Press releases, examples of advanced medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form

10-K for the year ended December 31, 2003 and its most recent Form 10-Q for the quarter ended September 30, 2004.

Vitrea® is a registered trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

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